UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

January 12, 2016

RESPONSE BIOMEDICAL CORP.

(Exact name of registrant as specified in its charter)

Vancouver, British Columbia, Canada	000-50571	98 -1042523
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

1781 - 75th Avenue W.

Vancouver, British Columbia, Canada V6P 6P2

(Address of principal executive offices, including zip code)

(604) 456-6010

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 12, 2016, Response Biomedical Corp., or the Company, entered into an employment agreement with Dr. Barbara Kinnaird, the Company’s Chief Executive Officer, effective as of December 22, 2015. Dr. Kinnaird will initially be paid a base salary of $350,000, and is eligible to participate in our RSU Plan and to be granted options pursuant to the terms of our Amended and Restated 2008 Stock Option Plan, as well as a signing bonus of $1,000. She is also eligible to participate in our short-term incentive plan with a target incentive bonus, currently set at 40% of her base salary, based on corporate and personal objectives, and she is also eligible to participate in our employee medical, dental and life insurance plans.

If Dr. Kinnaird is terminated without just cause (as defined in the agreement), she is entitled to either 24 months’ notice, or else 24 months of base salary and a prorated incentive payment based on the latest incentive payment made to her, in both cases payable in monthly installments over 24 months. Additionally, if within 12 months following a change in control, she is demoted, required to relocate, or experiences a decrease in salary or certain benefits, she will be entitled to the payments described in the previous sentence as well as acceleration of all unvested options and RSUs.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RESPONSE BIOMEDICAL CORP.

	By:	/s/ William J. Adams
William J. Adams
Chief Financial Officer

Date: January 13, 2016